Exhibit 5.1       Opinion of Steven D. Adler, P.C. (regarding legality).


                      LAW OFFICES OF STEVEN D. ADLER, P.C.
                            2130 NE Klickitat Street
                           Portland, Oregon 97212-2459
                            Telephone: (503) 293-9000
                            Facsimile: (503) 282-5833
                           Email: sadler@pacifier.com


                                                                   June 20, 2002



To the Board of Directors
of Tessa Complete Health Care, Inc.

Gentlemen:

We have acted as counsel for Tessa Complete Health Care, Inc. ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 10,000,000 shares of Company's Common Stock, par value $0.02 per share (the "Shares"), issuable pursuant to that certain Consulting Agreement by and between Company and Daniel
M. Smith, dated June 10, 2002 (the "Plan"). We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion, as of June 20, 2002, that 10,000,000 Shares under the Plan have been duly authorized and, when issued and sold pursuant to the Plan, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            /s/ STEVEN D. ADLER, P.C.

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